Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports First Quarter Adjusted Earnings Per Share of $0.28
Fort Myers, FL - May 27, 2015 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2015 first quarter.

For the thirteen weeks ended May 2, 2015 ("the first quarter"), the Company reported adjusted net income of $41.8 million compared to net income of $39.9 million for the thirteen weeks ended May 3, 2014, and first quarter 2015 adjusted earnings per diluted share of $0.28 compared to earnings per diluted share of $0.26 in last year’s first quarter. The first quarter adjusted results exclude EPS charges of $0.06 in 2015 related to restructuring and strategic charges (the "Charges"), as presented in the accompanying GAAP to Non-GAAP Reconciliation. Including the impact of the Charges, the Company reported first quarter 2015 net income of $32.5 million, or $0.22 per diluted share.
Net Sales
For the first quarter, net sales were $693.3 million, an increase of 1.7% compared to $681.6 million in last year’s first quarter, primarily reflecting 56 net new stores for a square footage increase of 3.3%, partially offset by a 0.1% decrease in comparable sales. The 0.1% decrease in comparable sales for the first quarter was following a 2.6% decrease in last year’s first quarter, and reflected approximately flat average dollar sale and transaction count.
Comparable Sales

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Chico's	(2.3)%	(0.9)%
White House | Black Market	1.7%	(8.6)%
Soma	6.5%	9.3%
Total Company	(0.1)%	(2.6)%
Gross Margin

For the first quarter, gross margin was $395.8 million compared to $382.9 million in last year’s first quarter. Gross margin was 57.1% of net sales, a 90 basis point increase from last year’s first quarter, primarily reflecting a decrease in promotional activity in response to improved inventory management, partially offset by the impact of product delayed by port issues in 2015 and the return to accrued incentive compensation at a target level.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $328.2 million compared to $319.0 million in last year’s first quarter. SG&A was 47.4% of net sales, a 60 basis point increase from last year’s first quarter, primarily reflecting sales deleverage of occupancy expenses and the return to accrued incentive compensation at a target level, partially offset by benefits from cost reduction efforts announced last quarter.
Restructuring and Strategic Charges

For the first quarter, the Company recorded pre-tax restructuring and strategic charges of $14.9 million primarily related to employee-related costs and property and equipment impairment charges. On an after-tax basis, the first quarter restructuring and strategic charges impact was $9.3 million, or $0.06 per diluted share.

Inventories

At the end of the first quarter of 2015, total inventories per selling square foot decreased 2.8%, primarily reflecting improved inventory management and lower average unit cost compared to the first quarter last year. Total inventories increased by less than one percent compared to the first quarter of last year.

Credit Facility

At the end of the first quarter of 2015, the Company had $124 million in borrowings outstanding under its revolving credit facility dated July 27, 2011 ("Existing Credit Facility"), which was used to fund a portion of the accelerated stock repurchase agreements ("ASR Agreements") entered into in the first quarter. On May 4, 2015, the Company executed a new $200 million credit agreement, with a term of five years, of which $124 million was drawn at closing and used to repay all borrowings outstanding under its Existing Credit Facility.

Accelerated Stock Repurchase Agreements

In March 2015, the Company entered into ASR Agreements with a group of banks to purchase $250 million in outstanding shares of the Company's common stock. The repurchase was funded through a combination of available cash on hand and $124 million in borrowings under our Existing Credit Facility. The Company received an initial delivery of approximately 10.7 million common shares, which represents approximately 75% of the shares expected to be repurchased based on the share price on the date of the agreement. The specific final number of shares to be repurchased will be based on the volume-weighted average share price of the Company's common stock during the calculation period of the ASR Agreements, which are scheduled to expire no later than October 2015.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House | Black Market, Soma, and Boston Proper, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of May 2, 2015, the Company operated 1,552 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Jennifer Powers Adkins
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2015		May 3, 2014
	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$368,492	53.2%	$372,288	54.6%
White House | Black Market	224,520	32.4%	217,173	31.9%
Soma	76,546	11.0%	67,833	10.0%
Boston Proper	23,781	3.4%	24,311	3.5%
Total net sales	693,339	100.0%	681,605	100.0%
Cost of goods sold	297,569	42.9%	298,714	43.8%
Gross margin	395,770	57.1%	382,891	56.2%
Selling, general and administrative expenses	328,217	47.4%	319,049	46.8%
Restructuring and strategic charges	14,875	2.1%	—	0.0%
Income from operations	52,678	7.6%	63,842	9.4%
Interest (expense) income, net	(453)	(0.1)%	40	0.0%
Income before income taxes	52,225	7.5%	63,882	9.4%
Income tax provision	19,700	2.8%	24,000	3.5%
Net income	$32,525	4.7%	$39,882	5.9%
Per share data:
Net income per common share-basic	$0.22		$0.26
Net income per common and common equivalent share–diluted	$0.22		$0.26
Weighted average common shares outstanding–basic	143,378		148,475
Weighted average common and common equivalent shares outstanding–diluted	143,771		149,044
Dividends declared per share	$0.155		$0.150

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 2, 2015	January 31, 2015	May 3, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$97,651	$133,351	$80,529
Marketable securities, at fair value	48,447	126,561	90,984
Inventories	270,313	235,159	268,917
Prepaid expenses and other current assets	53,484	51,088	51,801
Assets held for sale	24,042	16,800	—
Total Current Assets	493,937	562,959	492,231
Property and Equipment, net	584,616	606,147	636,614
Other Assets:
Goodwill	145,627	145,627	171,427
Other intangible assets, net	108,449	109,538	117,107
Other assets, net	13,728	14,310	10,210
Total Other Assets	267,804	269,475	298,744
	$1,346,357	$1,438,581	$1,427,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$147,323	$144,534	$148,858
Current debt	34,000	—	—
Other current and deferred liabilities	171,161	158,396	155,579
Total Current Liabilities	352,484	302,930	304,437
Noncurrent Liabilities:
Long-term debt	90,000	—	—
Deferred liabilities	142,185	142,371	143,789
Deferred taxes	49,273	49,659	49,694
Total Noncurrent Liabilities	281,458	192,030	193,483
Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,434	1,529	1,532
Additional paid-in capital	353,523	407,275	385,730
Treasury stock	(187,393)	—	—
Retained earnings	544,511	534,255	542,332
Accumulated other comprehensive income	340	562	75
Total Stockholders’ Equity	712,415	943,621	929,669
	$1,346,357	$1,438,581	$1,427,589

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Cash Flows From Operating Activities:
Net income	$32,525	$39,882
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	30,743	30,083
Loss on disposal and impairment of property and equipment	6,277	—
Deferred tax benefit	(425)	(1,164)
Stock-based compensation expense	7,631	6,474
Excess tax benefit from stock-based compensation	(2,012)	(925)
Deferred rent and lease credits	(4,283)	(4,671)
Changes in assets and liabilities:
Inventories	(35,154)	(30,772)
Prepaid expenses and other assets	(3,468)	(2,084)
Accounts payable	(8,979)	6,111
Accrued and other liabilities	18,884	24,534
Net cash provided by operating activities	41,739	67,468
Cash Flows From Investing Activities:
Purchases of marketable securities	(18,252)	(15,053)
Proceeds from sale of marketable securities	96,351	40,063
Purchases of property and equipment, net	(19,839)	(34,506)
Net cash provided by (used in) investing activities	58,260	(9,496)
Cash Flows From Financing Activities:
Proceeds from borrowings	124,000	—
Proceeds from issuance of common stock	8,025	2,945
Excess tax benefit from stock-based compensation	2,012	925
Dividends paid	(11,076)	(11,439)
Repurchase of common stock	(258,450)	(6,309)
Net cash used in financing activities	(135,489)	(13,878)
Effects of exchange rate changes on cash and cash equivalents	(210)	(9)
Net (decrease) increase in cash and cash equivalents	(35,700)	44,085
Cash and Cash Equivalents, Beginning of period	133,351	36,444
Cash and Cash Equivalents, End of period	$97,651	$80,529

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options and PSUs. For the thirteen weeks ended May 2, 2015 and May 3, 2014, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014

Numerator
Net income	$32,525	$39,882
Net income and dividends declared allocated to participating securities	(786)	(1,055)
Net income available to common shareholders	$31,739	$38,827

Denominator
Weighted average common shares outstanding – basic	143,378	148,475
Dilutive effect of non-participating securities	393	569
Weighted average common and common equivalent shares outstanding – diluted	143,771	149,044

Net income per common share:
Basic	$0.22	$0.26
Diluted	$0.22	$0.26

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude certain charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income and Diluted EPS
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Net income:
GAAP basis	$32,525	$39,882
Impact of restructuring and strategic charges, net of tax	9,264	—
Non-GAAP adjusted basis	$41,789	$39,882

Net income per diluted share:
GAAP basis	$0.22	$0.26
Impact of restructuring and strategic charges, net of tax	0.06	0.00
Non-GAAP adjusted basis	$0.28	$0.26

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended May 2, 2015
(Unaudited)

	January 31, 2015	New Stores	Closures	May 2, 2015
Store count:
Chico’s frontline boutiques	613	3	(4)	612
Chico’s outlets	118	1	(1)	118
Chico's Canada	3	1	—	4
WH|BM frontline boutiques	441	2	(3)	440
WH|BM outlets	68	1	—	69
WH|BM Canada	5	1	—	6
Soma frontline boutiques	263	3	—	266
Soma outlets	17	—	—	17
Boston Proper frontline boutiques	19	1	—	20
Total Chico’s FAS, Inc.	1,547	13	(8)	1,552

	January 31, 2015	New Stores	Closures	Other changes in SSF	May 2, 2015
Net selling square footage (SSF):
Chico’s frontline boutiques	1,674,640	7,807	(9,709)	325	1,673,063
Chico’s outlets	295,600	2,406	(2,406)	—	295,600
Chico's Canada	7,313	2,382	—	—	9,695
WH|BM frontline boutiques	1,010,242	4,837	(6,774)	1,087	1,009,392
WH|BM outlets	141,900	2,206	—	—	144,106
WH|BM Canada	12,460	2,431	—	—	14,891
Soma frontline boutiques	498,642	5,277	—	(1,199)	502,720
Soma outlets	31,672	—	—	—	31,672
Boston Proper frontline boutiques	33,035	1,430	—	—	34,465
Total Chico’s FAS, Inc.	3,705,504	28,776	(18,889)	213	3,715,604

As of May 2, 2015 the Company also sold merchandise through 33 international franchise locations.